As filed with the Securities and Exchange Commission on June 17, 2021

File No. 333-229917

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

REGISTRATION STATEMENT ON

FORM S-3

(FILE NO. 333-229917)

UNDER

THE SECURITIES ACT OF 1933

Invesco Mortgage Capital Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	26-2749336
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1555 Peachtree Street, N.E., Suite 1800

Atlanta, Georgia 30309

Telephone: (404) 892-0896

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Robert H. Rigsby, Esq.

1555 Peachtree Street, N.E., Suite 1800

Atlanta, Georgia 30309

Telephone: (404) 479-2945

Facsimile: (404) 962-8206

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Mark C. Kanaly, Esq.

Alston & Bird LLP

1201 W. Peachtree Street

Atlanta, Georgia 30309-3424

Telephone: (404) 881-7000

Facsimile: (404) 253-8390

Approximate date of commencement of proposed sale to the public: N/A

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment relates to the registration statement on Form S-3 (Registration No. 333-229917), filed by Invesco Mortgage Capital Inc., a Maryland corporation (the “Company”), with the Securities and Exchange Commission on February 27, 2019, which registered the offering of an indeterminate amount of the Company’s common stock, $0.01 par value per share, preferred stock, depositary shares, warrants, shareholder rights, debt securities and units. On March 19, 2019, the Company filed a prospectus supplement pursuant to Rule 424(b)(5) to register (a) 1,500,000 Shares of 7.75% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Shares”), (b) 1,500,000 Shares of 7.75% Fixed-to-Floating Series B Cumulative Redeemable Preferred Stock and (c) 4,000,000 Shares of 7.50% Fixed-to-Floating Series C Cumulative Redeemable Preferred Stock.

The offering of the Series A Preferred Shares pursuant to the Registration Statement has been terminated. The registrant hereby removes from registration all of the Series A Preferred Shares registered under the Registration Statement that remain unsold under such Registration Statement as of the filing date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 17, 2021.

Invesco Mortgage Capital Inc.

By:	/s/ John M. Anzalone
John M. Anzalone
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

By:	/s/ John M. Anzalone	Chief Executive Officer (principal executive officer)	June 17, 2021
John M. Anzalone

By:	/s/ R. Lee Phegley, Jr.	Chief Financial Officer (principal financial officer)	June 17, 2021
R. Lee Phegley, Jr.

By:	/s/ Roseann M. Perlis	Chief Accounting Officer (principal accounting officer)	June 17, 2021
Roseann M. Perlis

By:	/s/ John S. Day*	Director	June 17, 2021
John S. Day

By:	/s/ Carolyn B. Handlon*	Director	June 17, 2021
Carolyn B. Handlon

By:	/s/ Edward J. Hardin*	Director	June 17, 2021
Edward J. Hardin

By:	/s/ James R. Lientz, Jr.*	Director	June 17, 2021
James R. Lientz, Jr.

By:	/s/ Dennis P. Lockhart*	Director	June 17, 2021
Dennis P. Lockhart

By:	/s/ Gregory G. McGreevey*	Director	June 17, 2021
Gregory G. McGreevey

By:	/s/ Beth A. Zayicek	Director	June 17, 2021
Beth A. Zayicek

* By:	/s/ Robert H. Rigsby
Robert H. Rigsby Attorney-in-fact